Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CNH Industrial N.V. Equity Incentive Plan of CNH Industrial N.V. of our reports dated March 3, 2020, with respect to the consolidated financial statements of CNH Industrial N.V., and the effectiveness of internal control over financial reporting of CNH Industrial N.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

June 3, 2020